Exhibit 2.1
FORM OF
SEPARATION AGREEMENT
BY AND BETWEEN
CARDINAL HEALTH, INC.
AND
CAREFUSION CORPORATION
Dated [•]

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBITS

A	Form of Transition Services Agreement
B	Form of Tax Matters Agreement
C	Form of Employee Matters Agreement
D-1	Form of Master Intellectual Property License Agreement
D-2	Form of Transitional Trademark License Agreement
D-3	Form of International Intellectual Property License Agreement for Certain Non-Woven Products
D-4	Form of Remote Pharmacy Order Management System License Agreement
E	Form of Stockholder’s and Registration Rights Agreement
F	Form of Amended and Restated Certificate of Incorporation
G	Form of Amended and Restated Bylaws

SCHEDULES

Schedule 1.1(a)	Specified Cardinal Health Businesses
Schedule 1.1(b)	Cardinal Health Former Businesses
Schedule 1.1(c)	Specified CareFusion Businesses
Schedule 1.1(d)	CareFusion Customer, Supply and Vendor Contracts
Schedule 1.1(e)	CareFusion Joint Venture, License and Other Agreements
Schedule 1.1(f)	Other CareFusion Contracts
Schedule 1.1(g)	CareFusion Former Businesses
Schedule 1.1(h)	CareFusion Intellectual Property
Schedule 1.1(i)	CareFusion Software
Schedule 1.1(j)	Intercompany Agreements
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(i)	CareFusion Assets
Schedule 2.2(a)(ii)(B)	Capital Stock of Cardinal Health Wholly-Owned Subsidiaries
Schedule 2.2(a)(ii)(C)	Capital Stock of Cardinal Health Affiliates
Schedule 2.2(b)(i)	Excluded Assets
Schedule 2.2(b)(ii)	Excluded Contracts
Schedule 2.3(a)(i)	CareFusion Liabilities
Schedule 2.3(a)(ii)(C)	Properties — CareFusion Liabilities
Schedule 2.3(b)(v)	Excluded Liabilities
Schedule 2.4(e)	Excluded Assets and Liabilities Subject to Post-Distribution Transfer
Schedule 2.5(c)	CareFusion Assets and Liabilities Subject to Post-Distribution Transfer
Schedule 2.8(a)	Termination of Intercompany Agreements
Schedule 2.8(b)(ii)	Continuing Agreements
Schedule 2.9(a)	Shared Contracts
Schedule 2.10(a)	Shared Liabilities
Schedule 2.11(a)	CareFusion Accounts
Schedule 2.11(b)	Cardinal Health Accounts
Schedule 4.7(c)	Cooperation Procedures and Requirements
Schedule 5.2(d)	Transaction Documents — CareFusion Indemnification
Schedule 5.3(c)	Transaction Documents — Cardinal Health Indemnification
Schedule 5.4(b)	Disclosure Indemnification
Schedule 5.11(a)	Surviving Guarantees
Schedule 5.11(a)(i)	CareFusion Guarantees
Schedule 5.11(a)(ii)	Cardinal Health Guarantees
Schedule 6.4	Allocation of Certain Costs and Expenses
Schedule 6.5(a)	Assumed Actions
Schedule 6.5(b)	Transferred Actions
Schedule 7.1	Transaction Documents — Dispute Resolution
Schedule 7.2	Senior Executives

v

SEPARATION AGREEMENT
          This SEPARATION AGREEMENT, dated as of [•] (this “Agreement”), is by and between Cardinal Health, Inc., an Ohio corporation (“Cardinal Health”), and CareFusion Corporation, a Delaware corporation (“CareFusion”). Certain terms used in this Agreement are defined in Section 1.1.
W I T N E S S E T H:
          WHEREAS, the board of directors of Cardinal Health has determined that it is in the best interests of Cardinal Health and its shareholders to create a new publicly traded company which shall operate the CareFusion Business;
          WHEREAS, CareFusion has been incorporated solely for these purposes and has not engaged in activities except in preparation for its corporate reorganization and the distribution of its stock;
          WHEREAS, the board of directors of Cardinal Health and the board of directors of CareFusion have approved the transfer of the CareFusion Assets to CareFusion and its Subsidiaries and the assumption by CareFusion and certain of its Subsidiaries of the CareFusion Liabilities, all as more fully described in this Agreement and the other Transaction Documents;
          WHEREAS, the board of directors of Cardinal Health has further approved the distribution to the holders of the issued and outstanding common shares, without par value, of Cardinal Health (the “Cardinal Health Common Shares”) as of the close of business on the Record Date, by means of a pro rata distribution, of [•] percent ([•]%) of the issued and outstanding shares of common stock, par value one one-hundredth of one dollar ($0.01) per share, of CareFusion (the “CareFusion Common Stock”), on the basis of one (1) share of CareFusion Common Stock for every two (2) Cardinal Health Common Shares (the “Distribution”);
          WHEREAS, Cardinal Health and CareFusion have prepared, and CareFusion has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning CareFusion and the Distribution, and the Form 10 has become effective under the Exchange Act;
          WHEREAS, for U.S. federal income tax purposes, certain steps of the Reorganization and the Distribution are intended to qualify for tax-free treatment under Sections 332, 351, 355, 361(c), 368(a) and related provisions of the Code;
          WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and
          WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Reorganization and the Distribution and the relationship of Cardinal Health, CareFusion and their respective Subsidiaries.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
          “Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement and the other Transaction Documents, no member of the CareFusion Group shall be deemed to be an Affiliate of any member of the Cardinal Health Group, and no member of the Cardinal Health Group shall be deemed to be an Affiliate of any member of the CareFusion Group.
          “Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.
          “Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:
          (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;
          (b) all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment,

automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;
          (c) all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;
          (d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
          (e) (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;
          (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;
          (g) all deposits, letters of credit and performance and surety bonds;
          (h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;
          (i) all Intellectual Property and Technology;
          (j) all Software;
          (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
          (l) all prepaid expenses, trade accounts and other accounts and notes receivable;
          (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
          (n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;
          (o) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

          (p) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
          (q) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
          “Benefit Plan” has the meaning set forth in the Employee Matters Agreement.
          “Cardinal Health Business” means (i) (A) the businesses and operations conducted prior to the Effective Time by any member of the Cardinal Health Group that are not included in the CareFusion Business and (B) the businesses set forth on Schedule 1.1(a) and (ii) the Cardinal Health Former Businesses.
          “Cardinal Health Credit Facility Amendment” means Amendment No. 1 to Credit Agreement and Limited Consent, dated as of [•], which amends that certain Five-Year Credit Agreement, dated as of January 24, 2007, by and among Cardinal Health, certain lenders, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank N.A. and Barclays Bank PLC, as Syndication Agents, Morgan Stanley Bank and Deutsche Bank Securities Inc., as Documentation Agents, and Banc of America Securities LLC, J.P. Morgan Securities, Inc. and Barclays Capital, as Joint Lead Arrangers and Book Managers.
          “Cardinal Health Disqualifying Action” has the meaning set forth in the Tax Matters Agreement.
          “Cardinal Health Former Businesses” means the Former Businesses set forth on Schedule 1.1(b) and any Former Business (other than the CareFusion Business or the CareFusion Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Cardinal Health Business as then conducted.
          “Cardinal Health Group” means Cardinal Health and each Person (other than any member of the CareFusion Group) that is an Affiliate of Cardinal Health immediately after the Effective Time.
          “Cardinal Health Intellectual Property” means (i) the Cardinal Health Name and Cardinal Health Marks and (ii) all other Intellectual Property that is owned by any member of the Cardinal Health Group or the CareFusion Group, other than the CareFusion Intellectual Property.
          “Cardinal Health Name and Cardinal Health Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of Cardinal Health or any of its Affiliates using or containing “Cardinal Health” (in block letters or otherwise), “Cardinal Health” either alone or in combination with other words or elements and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

          “Cardinal Health Software” means all Software that is owned by any member of the Cardinal Health Group or the CareFusion Group, other than the CareFusion Software.
          “Cardinal Health Technology” means all Technology that is owned by any member of the Cardinal Health Group or the CareFusion Group, other than the CareFusion Technology.
          “CareFusion Balance Sheet” means CareFusion’s unaudited pro forma condensed combined balance sheet as of December 31, 2008 included in the Information Statement.
          “CareFusion Business” means (i) the businesses and operations conducted prior to the Effective Time by any member of the CareFusion Group, but excluding those businesses set forth on Schedule 1.1(a), (ii) any other businesses or operations conducted primarily through the use of the CareFusion Assets, (iii) the businesses and operations set forth on Schedule 1.1(c) and (iv) the CareFusion Former Businesses.
          “CareFusion Contracts” means the following contracts and agreements to which Cardinal Health or any of its Affiliates is a party or by which Cardinal Health or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, in each case, immediately prior to the Effective Time, except for any such contract or agreement that is contemplated to be retained by Cardinal Health or any member of the Cardinal Health Group pursuant to any provision of this Agreement or any other Transaction Document:
          (a) (i) any customer, distribution, supply or vendor contracts or agreements listed or described on Schedule 1.1(d) and (ii) any other customer, supply or vendor contracts or agreements that relate primarily to the CareFusion Business;
          (b) (i) any joint venture agreement or license agreement listed or described on Schedule 1.1(e) and (ii) any other joint venture agreement or license agreement, that relates primarily to the CareFusion Business;
          (c) any guarantee, indemnity, representation, warranty or other Liability of any member of the CareFusion Group or the Cardinal Health Group in respect of (i) any CareFusion Contract, (ii) any CareFusion Liability or (iii) the CareFusion Business;
          (d) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any CareFusion Group Employee or consultants of the CareFusion Group that are in effect as of the Effective Time;
          (e) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the other Transaction Documents to be assigned to CareFusion or any member of the CareFusion Group; and
          (f) any contract, agreement, arrangement, commitment or understanding listed or described on Schedule 1.1(f) (or any applicable licenses, leases, addenda and similar arrangements thereunder as described on Schedule 1.1(f)) and any other contract, agreement, arrangement, commitment or understanding, whether or not in writing, that relates primarily to the CareFusion Business.

          “CareFusion Disqualifying Action” has the meaning set forth in the Tax Matters Agreement.
          “CareFusion Former Businesses” means the Former Businesses set forth on Schedule 1.1(g) and any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the CareFusion Business (including the businesses and operations set forth on Schedule 1.1(c)) as then conducted.
          “CareFusion Group” means CareFusion, each Subsidiary of CareFusion immediately after the Effective Time and each other Person that is controlled directly or indirectly by CareFusion immediately after the Effective Time.
          “CareFusion Group Employees” has the meaning set forth in the Employee Matters Agreement.
          “CareFusion Intellectual Property” means (i) the patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations (collectively, “Registrable IP”) set forth on Schedule 1.1(h), and (ii) all Intellectual Property, other than Registrable IP, that is owned by any member of the Cardinal Health Group or CareFusion Group and that is used primarily in the CareFusion Business as of the Effective Time.
          “CareFusion Software” means (i) all Software set forth on Schedule 1.1(i) and (ii) all Software owned by any member of the Cardinal Health Group or CareFusion Group and that is primarily used in the CareFusion Business as of the Effective Time.
          “CareFusion Technology” means all Technology owned by any member of the Cardinal Health Group or CareFusion Group and that is primarily used in the CareFusion Business as of the Effective Time.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Disclosure Documents” means any registration statement (including the Form 10) filed with the SEC by or on behalf of any party or any of its controlled Affiliates, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Reorganization or the CareFusion Group or primarily relates to the transactions contemplated hereby.
          “Distribution Agent” means ComputerShare Investor Services, N.A.
          “Distribution Date” means [•], or such other time as determined by Cardinal Health in accordance with Section 3.3.

          “Effective Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 11:59 p.m., New York City Time, on the Distribution Date.
          “Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached hereto as Exhibit C, to be entered into by and between Cardinal Health and CareFusion on or prior to the Distribution Date.
          “Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.
          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.
          “Excluded Employee Liabilities” means any and all Liabilities assigned to, or assumed or otherwise retained by, members of the Cardinal Health Group under the Employee Matters Agreement.
          “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such party’s response thereto shall not be deemed an event of Force Majeure.
          “Form 10” means the registration statement on Form 10 filed by CareFusion with the SEC to effect the registration of CareFusion Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Effective Time.
          “Former Business” means any corporation, partnership, entity, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Cardinal Health Group or the CareFusion Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.
          “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
          “Group” means the Cardinal Health Group or the CareFusion Group, as the context requires.
          “Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) which could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.
          “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
          “Information Statement” means the information statement to be sent to each holder of Cardinal Health Common Shares in connection with the Distribution, as filed with the SEC, as such information statement may be amended or supplemented from time to time prior to the Effective Time.
          “Insurance Policies” means the insurance policies written by insurance carriers, including those affiliated with Cardinal Health and any self-insurance arrangements, pursuant to which CareFusion or one (1) or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Effective Time.
          “Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
          “Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (vi) intellectual property rights arising from or in respect of any Technology.
          “Intellectual Property Agreements” means the Master Intellectual Property License Agreement, the Transitional Trademark License Agreement, the International Intellectual Property License Agreement for Certain Non-Woven Products and the Remote Pharmacy Order Management System License Agreement, each in substantially the form attached hereto as Exhibit D-1, Exhibit D-2, Exhibit D-3 and Exhibit D-4, respectively, to be entered into by and between Cardinal Health and/or the applicable member of the Cardinal Health Group, on the one hand, and CareFusion and/or the applicable member of the CareFusion Group, on the other hand, prior to the Distribution Date.
          “Intercompany Agreements” means the agreements to be entered into by CareFusion and/or any member of the CareFusion Group, on the one hand, and Cardinal Health and/or any member of the Cardinal Health Group, on the other hand, on or prior to the Distribution Date and listed on Schedule 1.1(j).
          “IP Application” means any application for the registration, acquisition or perfection of any intellectual property rights, including patent applications, copyright applications and trademark applications.
          “IRS” means the United States Internal Revenue Service.
          “Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
          “Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
          “NYSE” means the New York Stock Exchange.
          “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.
          “Pre-Cardinal Health Insurance Policies” means third-party insurance policies held by Cardinal Health or its Affiliates immediately after the Effective Time that satisfy each of the following conditions: (i) such insurance policy was acquired directly or indirectly by Cardinal Health as a result of Cardinal Health’s acquisition of the holder of such insurance policy, and (ii) at the time of such acquisition, the business of the holder of such insurance policy related to some or all of the businesses comprising the CareFusion Business.
          “Record Date” means [•].
          “Reorganization” means the transfer of the CareFusion Assets to CareFusion and its Subsidiaries and the assumption of the CareFusion Liabilities by CareFusion and its Subsidiaries, and the transfer of certain Excluded Assets to Cardinal Health and its Subsidiaries and the assumption by Cardinal Health and its Subsidiaries of certain Excluded Liabilities, in exchange for stock and cash, all as more fully described in this Agreement and the other Transaction Documents and including the steps set forth in the Plan of Reorganization.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.
          “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any other nature.
          “Shareholder Liabilities” means all Liabilities relating to, arising out of or resulting from stockholder litigation or controversies and any amount paid by any member of the Cardinal Health Group or the CareFusion Group in respect of such Liabilities.
          “Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.

          “Stockholder’s and Registration Rights Agreement” means the Stockholder’s and Registration Rights Agreement, in substantially the form attached hereto as Exhibit E, to be entered into by and between Cardinal Health and CareFusion on or prior to the Distribution Date.
          “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
          “Tax” has the meaning set forth in the Tax Matters Agreement.
          “Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit B, to be entered into by and between Cardinal Health and CareFusion on or prior to the Distribution Date.
          “Tax Return” has the meaning set forth in the Tax Matters Agreement.
          “Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.
          “Transaction Documents” means this Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Agreements, the Stockholder’s and Registration Rights Agreement, the Intercompany Agreements and the Transfer Documents.
          “Transactions” means, collectively, (i) the Reorganization, (ii) the Distribution, (iii) the CareFusion Cash Distribution and (iv) all other transactions contemplated by this Agreement or any other Transaction Document.
          “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit A, to be entered into by and between Cardinal Health and CareFusion on or prior to the Distribution Date.
     1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
Agreement	Recitals

Term	Section
Amended and Restated Bylaws	3.1(c)
Amended and Restated Certificate of Incorporation	3.1(c)
Applicable Percentage	2.10(b)
Assumed Actions	6.5(a)
Cardinal Health	Recitals
Cardinal Health Accounts	2.11(a)
Cardinal Health Common Shares	Recitals
Cardinal Health Confidential Information	6.2(b)
Cardinal Health Indemnified Parties	5.2
Cardinal Health Transfer Documents	2.1(b)
CareFusion	Recitals
CareFusion Accounts	2.11(a)
CareFusion Assets	2.2(a)
CareFusion Cash Distribution	3.1(b)
CareFusion Common Stock	Recitals
CareFusion Confidential Information	6.2(a)
CareFusion Indemnified Parties	5.3
CareFusion Liabilities	2.3(a)
CareFusion Transfer Documents	2.4(b)
CPR	7.3
CPR Arbitration Rules	7.4(a)
Dispute	7.1(a)
Distribution	Recitals
EPIC	6.3(d)
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
Guarantee Release	5.11(b)
Indemnified Party	5.6(a)
Indemnifying Party	5.6(a)
Indemnity Payment	5.6(a)
Initial Notice	7.2
Managing Party	2.10(c)
Plan of Reorganization	2.1(a)
Representatives	6.2(a)
Response	7.2
Retained Stock	3.7
Shared Contract	2.9(a)
Shared Liabilities	2.10(a)
Special Damages	5.9
Third Party Claim	5.7(a)
Transfer Documents	2.4(b)
Transferred Actions	6.5(b)
Unique Defenses and Counterclaims	5.7(c)

ARTICLE II
THE REORGANIZATION
     2.1 Transfer of Assets; Assumption of Liabilities.
          (a) Prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date hereof:
               (i) Cardinal Health shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to CareFusion or certain of CareFusion’s Subsidiaries designated by CareFusion, and CareFusion or such Subsidiaries shall accept from Cardinal Health and its applicable Subsidiaries, all of Cardinal Health’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all CareFusion Assets;
               (ii) subject to Section 2.5(c), CareFusion and certain of its Subsidiaries designated by CareFusion shall accept, assume and agree faithfully to perform, discharge and fulfill all the CareFusion Liabilities in accordance with their respective terms. CareFusion and such Subsidiaries shall be responsible for all CareFusion Liabilities, regardless of when or where such CareFusion Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such CareFusion Liabilities are asserted or determined (including any CareFusion Liabilities arising out of claims made by Cardinal Health’s or CareFusion’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Cardinal Health Group or the CareFusion Group) or whether asserted or determined prior to the date hereof, and, except as set forth in Section 2.3(b)(vi), regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Cardinal Health Group or the CareFusion Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
               (iii) Cardinal Health shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to certain of its other Subsidiaries designated by Cardinal Health, and such other Subsidiaries shall accept from such applicable Subsidiaries, such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by Cardinal Health to be so assigned, transferred, conveyed and delivered; and
               (iv) Cardinal Health and certain of its Subsidiaries designated by Cardinal Health shall accept and assume from certain of its other Subsidiaries designated by Cardinal Health and agree faithfully to perform, discharge and fulfill certain Excluded Liabilities of such other Subsidiaries specified by Cardinal Health, and Cardinal Health and its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Excluded Liabilities are asserted or determined (including any such Excluded Liabilities arising out of claims made by Cardinal Health’s or CareFusion’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Cardinal Health Group or the CareFusion Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Cardinal Health Group or the CareFusion Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
          (b) In furtherance of the assignment, transfer, conveyance and delivery of the CareFusion Assets and the assumption of the CareFusion Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on the date that such CareFusion Assets are assigned, transferred, conveyed or delivered or such CareFusion Liabilities are assumed (i) Cardinal Health shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Cardinal Health’s and its Subsidiaries’ (other than CareFusion and its Subsidiaries) right, title and interest in and to the CareFusion Assets to CareFusion and its Subsidiaries, and (ii) CareFusion shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the CareFusion Liabilities by CareFusion and its Subsidiaries. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Cardinal Health Transfer Documents.”
          (c) If at any time or from time to time (whether prior to or after the Effective Time), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset or Liability (including any Intellectual Property or Technology) that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer, or cause to be transferred, such Asset or Liability, as the case may be, to the Person entitled to such Asset or responsible for such Liability, as the case may be. Prior to any such transfer, the Person receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.
          (d) CareFusion hereby waives compliance by each and every member of the Cardinal Health Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the CareFusion Assets to any member of the CareFusion Group.
          (e) Cardinal Health hereby waives compliance by each and every member of the CareFusion Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Cardinal Health Group.
     2.2 CareFusion Assets.
          (a) For purposes of this Agreement, “CareFusion Assets” shall mean (without duplication):

               (i) the Assets listed or described on Schedule 2.2(a)(i) and all other Assets that are expressly provided by this Agreement or any other Transaction Document as Assets to be transferred to CareFusion or any other member of the CareFusion Group;
               (ii) (A) all CareFusion Contracts, (B) all issued and outstanding capital stock of, or any other equity interests in, the wholly-owned Subsidiaries of Cardinal Health listed on Schedule 2.2(a)(ii)(B), and (C) the shares of capital stock of, or any other equity interests in, certain entities held by Cardinal Health (other than the wholly-owned Subsidiaries of Cardinal Health listed on Schedule 2.2(a)(ii)(B)) as listed on Schedule 2.2(a)(ii)(C);
               (iii) subject to Section 6.3, any rights of any member of the CareFusion Group under any of the Insurance Policies, including any rights thereunder arising after the Effective Time in respect of any Insurance Policies;
               (iv) all Assets reflected as Assets of CareFusion and its Subsidiaries in the CareFusion Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the CareFusion Balance Sheet;
               (v) all CareFusion Intellectual Property, CareFusion Software and CareFusion Technology; and
               (vi) any and all Assets, other than Intellectual Property, Software and Technology, owned or held immediately prior to the Effective Time by Cardinal Health or any of its Subsidiaries that are used primarily in the CareFusion Business (the intention of this clause (vi) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a CareFusion Asset; no Asset shall be deemed to be a CareFusion Asset solely as a result of this clause (vi) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction Document unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed a CareFusion Asset solely as a result of this clause (vi) unless a claim with respect thereto is made by CareFusion on or prior to the first (1st) anniversary of the Distribution Date).
Notwithstanding the foregoing, the CareFusion Assets shall not in any event include any Assets governed by the Tax Matters Agreement or the Excluded Assets referred to in Section 2.2(b).
          (b) For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):
               (i) the Assets listed or described on Schedule 2.2(b)(i);
               (ii) the contracts and agreements listed or described on Schedule 2.2(b)(ii);
               (iii) the Cardinal Health Intellectual Property, Cardinal Health Software and the Cardinal Health Technology;

               (iv) any cash or cash equivalents withdrawn from CareFusion Accounts in accordance with Section 2.11(f);
               (v) any Shared Contracts (other than CareFusion Assets arising under any Shared Contracts);
               (vi) any and all Assets that are expressly contemplated by this Agreement or any other Transaction Document as Assets to be retained by Cardinal Health or any other member of the Cardinal Health Group; and
               (vii) subject to Section 2.2(a)(vi), any and all Assets of any members of the Cardinal Health Group that are not CareFusion Assets.
Notwithstanding the foregoing, the Excluded Assets shall not in any event include any Assets governed by the Tax Matters Agreement.
     2.3 CareFusion Liabilities.
          (a) For the purposes of this Agreement, “CareFusion Liabilities” shall mean (without duplication):
               (i) the Liabilities listed or described on Schedule 2.3(a)(i) and all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by CareFusion or any other member of the CareFusion Group, and all agreements, obligations and Liabilities of CareFusion or any other member of the CareFusion Group under this Agreement or any of the other Transaction Documents;
               (ii) all Liabilities, including any employee-related Liabilities (other than Excluded Employee Liabilities), to the extent relating to, arising out of or resulting from:
                    (A) the operation of the CareFusion Business, as conducted at any time before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) and any Liability relating to the protection or restoration of, or prevention of harm to, the environment or natural resources, the protection of human and occupational health and safety, Environmental Law or Hazardous Materials);
                    (B) the operation of any business conducted by any member of the CareFusion Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or
                    (C) any CareFusion Assets (including any Liability relating to, arising out of or resulting from CareFusion Contracts, Shared Contracts (to the extent related to the CareFusion Business) and any real property and leasehold interests, and any Liability relating to the protection or restoration of, or prevention of harm to, the environment or natural resources, the protection of human and occupational health and safety, Environmental Law or Hazardous Materials resulting from any properties of (including any properties set forth on Schedule 2.3(a)(ii)(C)) of or associated with the CareFusion Assets (including any businesses, operations or properties for which a current or future owner or operator of the CareFusion Assets or the CareFusion Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the CareFusion Assets or CareFusion Business), in any such case, whether arising before, at or after the Effective Time;
               (iii) CareFusion’s Applicable Percentage of the Shared Liabilities determined pursuant to Section 2.10;
               (iv) all Liabilities reflected as liabilities or obligations of CareFusion or its Subsidiaries in the CareFusion Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the CareFusion Balance Sheet;
               (v) all Liabilities arising out of claims made by Cardinal Health’s or CareFusion’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Cardinal Health Group or the CareFusion Group to the extent relating to the CareFusion Business;
               (vi) all Liabilities (including Shareholder Liabilities) relating to, arising out of or resulting from any CareFusion Disqualifying Action; and
               (vii) [•] percent ([•]%) of all Liabilities (including Shareholder Liabilities) relating to, arising out of or resulting from the failure to achieve Tax-Free Status of the Transactions (as such term is defined in the Tax Matters Agreement) other than those Liabilities (including Shareholder Liabilities) relating to, arising out of or resulting from any Cardinal Health Disqualifying Action or any CareFusion Disqualifying Action.
provided, however, that CareFusion Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.
          (b) For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):
               (i) any and all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by Cardinal Health or any other member of the Cardinal Health Group, and all agreements and obligations of any member of the Cardinal Health Group under this Agreement or any of the other Transaction Documents;
               (ii) any and all Liabilities of a member of the Cardinal Health Group to the extent relating to, arising out of or resulting from any Excluded Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the CareFusion Business);

               (iii) the Excluded Employee Liabilities and any and all employee-related Liabilities to the extent relating to, arising out of or resulting from general corporate or shared services functions of the Cardinal Health Group;
               (iv) Cardinal Health’s Applicable Percentage of the Shared Liabilities determined pursuant to Section 2.10;
               (v) the Liabilities listed on Schedule 2.3(b)(v);
               (vi) any and all liabilities arising from a knowing violation of Law, fraud or misrepresentation by any member of the Cardinal Health Group or any of their respective directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as a director, officer, employee or agent of any member of the CareFusion Group or on behalf of the CareFusion Business);
               (vii) all Liabilities (including Shareholder Liabilities) relating to, arising out of or resulting from any Cardinal Health Disqualifying Action; and
               (viii) [•] percent ([•]%) of all Liabilities (including Shareholder Liabilities) relating to, arising out of or resulting from the failure to achieve Tax-Free Status of the Transactions (as such term is defined in the Tax Matters Agreement) other than those Liabilities (including Shareholder Liabilities) relating to, arising out of or resulting from any Cardinal Health Disqualifying Action or any CareFusion Disqualifying Action.
provided, however, that Excluded Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.
          (c) Any Liabilities of any member of the Cardinal Health Group not expressly referenced in Section 2.3(a) above are Excluded Liabilities and all Excluded Liabilities shall not be CareFusion Liabilities; provided, however, that Excluded Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.
     2.4 Transfer of Excluded Assets; Assumption of Excluded Liabilities.
          (a) To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the CareFusion Group at the Effective Time or is owned or held by a member of the CareFusion Group after the Effective Time, from and after the Effective Time:
               (i) CareFusion shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Cardinal Health or certain of its Subsidiaries designated by Cardinal Health, and Cardinal Health or such Subsidiaries shall accept from CareFusion and its applicable Subsidiaries, all of CareFusion’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and
               (ii) Cardinal Health and certain of its Subsidiaries designated by Cardinal Health shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

          (b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Sections 2.1(a)(iii), 2.1(a)(iv), 2.4(a)(i) and 2.4(a)(ii) and without any additional consideration therefor: (A) CareFusion shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of CareFusion’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Cardinal Health and its Subsidiaries, and (B) Cardinal Health shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by Cardinal Health. All of the foregoing documents contemplated by this Section 2.4(a)(iii) shall be referred to collectively herein as the “CareFusion Transfer Documents” and, together with the Cardinal Health Transfer Documents, the “Transfer Documents.”
          (c) To the extent that the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities requires any Approvals or Notifications, the parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable or, in the case of the Excluded Assets and the Excluded Liabilities set forth on Schedule 2.4(e), at the times indicated on such Schedule; provided, however, that, except to the extent expressly provided in any of the other Transaction Documents, neither Cardinal Health nor CareFusion shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
          (d) If and to the extent that the valid, complete and perfected transfer or assignment to the Cardinal Health Group of any Excluded Assets or the assumption by the Cardinal Health Group of any Excluded Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained on or before the Distribution Date, then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the Cardinal Health Group of such Excluded Assets or the assumption by the Cardinal Health Group of such Excluded Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made; provided, however, that if such legal impediments are not removed, or such Approvals or Notifications are not obtained or made, in each case by the second (2nd) anniversary of the Distribution Date, then, unless the parties hereto mutually shall otherwise determine, all Excluded Assets or Excluded Liabilities that are held by any member of the CareFusion Group, as the case may be, will be transferred or assigned to or assumed by the Cardinal Health Group at such time and at Cardinal Health’s cost by way of a direct transfer or assignment of the underlying Excluded Assets or the assumption of the underlying Excluded Liabilities, as the case may be. Notwithstanding the foregoing, any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets or Excluded Liabilities for all other purposes of this Agreement.
          (e) If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.4(d) or for any other reason, then, insofar as reasonably possible, the member of the CareFusion Group retaining such Excluded Asset or such Excluded Liability (including the Excluded Assets and Excluded Liabilities set forth on Schedule 2.4(e)), as the case may be, shall thereafter hold such Excluded Asset or Excluded Liability, as the case may be, for the use and benefit of the member of the Cardinal Health Group entitled thereto (at the expense of the member of the Cardinal Health Group entitled thereto). In addition, the member of the CareFusion Group retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Cardinal Health Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the Cardinal Health Group in a substantially similar position as if such Excluded Asset or Excluded Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, is to inure from and after the Effective Time to the Cardinal Health Group.
          (f) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.
          (g) Any member of the CareFusion Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Cardinal Health or the member of the Cardinal Health Group entitled to the Excluded Asset or Excluded Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Cardinal Health or the member of the Cardinal Health Group entitled to such Excluded Asset or Excluded Liability.
     2.5 Approvals and Notifications.
          (a) To the extent that the transfer or assignment of any CareFusion Asset, the assumption of any CareFusion Liability, the Reorganization or the Distribution requires any Approvals or Notifications, the parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable or, in the case of the CareFusion Assets and the CareFusion Liabilities set forth on Schedule 2.5(c), at the times indicated on such Schedule; provided, however, that, except to the extent expressly provided in any of the other Transaction Documents, neither Cardinal Health nor CareFusion shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
          (b) If and to the extent that the valid, complete and perfected transfer or assignment to the CareFusion Group of any CareFusion Assets or assumption by the CareFusion Group of any CareFusion Liabilities would be a violation of applicable Law or require any Approvals or Notifications in connection with the Reorganization, or the Distribution, that has not been obtained or made by the Effective Time then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the CareFusion Group of such CareFusion Assets or the assumption by the CareFusion Group of such CareFusion Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made; provided, however, that if such legal impediments are not removed, or such Approvals or Notifications are not obtained or made, in each case by the second (2nd) anniversary of the Distribution Date, then, unless the parties hereto mutually shall otherwise determine, all CareFusion Assets and CareFusion Liabilities that are held by any member of the Cardinal Health Group, as the case may be, will be transferred or assigned to or assumed by the CareFusion Group at such time and at CareFusion’s cost by way of a direct transfer or assignment of the underlying CareFusion Assets or assumption of the underlying CareFusion Liabilities, as the case may be. Notwithstanding the foregoing, any such CareFusion Assets or CareFusion Liabilities shall continue to constitute CareFusion Assets and CareFusion Liabilities for all other purposes of this Agreement.
          (c) If any transfer or assignment of any CareFusion Asset or any assumption of any CareFusion Liabilities intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.5(b) or for any other reason, then, insofar as reasonably possible, the member of the Cardinal Health Group retaining such CareFusion Asset or such CareFusion Liability (including the CareFusion Assets and CareFusion Liabilities set forth on Schedule 2.5(c)), as the case may be, shall thereafter hold such CareFusion Asset or CareFusion Liability, as the case may be, for the use and benefit of the member of the CareFusion Group entitled thereto (at the expense of the member of the CareFusion Group entitled thereto). In addition, the member of the Cardinal Health Group retaining such CareFusion Asset or such CareFusion Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such CareFusion Asset or CareFusion Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the CareFusion Group to whom such CareFusion Asset is to be transferred or assigned, or which will assume such CareFusion Liability, as the case may be, in order to place such member of the CareFusion Group in a substantially similar position as if such CareFusion Asset or CareFusion Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such CareFusion Asset or CareFusion Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such CareFusion Asset or CareFusion Liability, as the case may be, is to inure from and after the Effective Time to the CareFusion Group.

          (d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any CareFusion Asset or the deferral of assumption of any CareFusion Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any CareFusion Asset or the assumption of any CareFusion Liability have been removed, the transfer or assignment of the applicable CareFusion Asset or the assumption of the applicable CareFusion Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.
          (e) Any member of the Cardinal Health Group retaining a CareFusion Asset or CareFusion Liability due to the deferral of the transfer or assignment of such CareFusion Asset or the deferral of the assumption of such CareFusion Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by CareFusion or the member of the CareFusion Group entitled to the CareFusion Asset or CareFusion Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by CareFusion or the member of the CareFusion Group entitled to such CareFusion Asset or CareFusion Liability.
     2.6 Novation of CareFusion Liabilities.
          (a) Each of Cardinal Health and CareFusion, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute CareFusion Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the CareFusion Group, so that, in any such case, the members of the CareFusion Group will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in any of the other Transaction Documents, neither Cardinal Health nor CareFusion shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.
          (b) If Cardinal Health or CareFusion is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the Cardinal Health Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, CareFusion shall, as agent or subcontractor for such member of the Cardinal Health Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Cardinal Health Group that constitute CareFusion Liabilities, as the case may be, thereunder from and after the Effective Time. CareFusion shall indemnify each Cardinal Health Indemnified Party, and hold each of them harmless, against any Liabilities arising in connection therewith; provided, that pursuant hereto CareFusion shall have no obligation to indemnify any Cardinal Health Indemnified Party that has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. Cardinal Health shall cause each member of the Cardinal Health Group without further consideration, to pay and remit, or cause to be paid or remitted, to CareFusion, promptly all money, rights and other consideration received by it or any member of the Cardinal Health Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, Cardinal Health shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Cardinal Health Group to CareFusion without payment of further consideration and CareFusion shall, without the payment of any further consideration, assume such obligations.
     2.7 Novation of Liabilities other than CareFusion Liabilities.
          (a) Each of Cardinal Health and CareFusion, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities for which a member of the Cardinal Health Group and a member of the CareFusion Group are jointly or severally liable and that do not constitute CareFusion Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Cardinal Health Group, so that, in any such case, the members of the Cardinal Health Group will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in any of the other Transaction Documents, neither Cardinal Health nor CareFusion shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.
          (b) If Cardinal Health or CareFusion is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the CareFusion Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, Cardinal Health shall cause a member of the Cardinal Health Group, as agent or subcontractor for such member of the CareFusion Group, as the case may be, to pay, perform and discharge fully all the obligations or other Liabilities of such member of the CareFusion Group that do not constitute CareFusion Liabilities, as the case may be, thereunder from and after the Effective Time. Cardinal Health shall indemnify each CareFusion Indemnified Party and hold each of them harmless against any Liabilities (other than CareFusion Liabilities) arising in connection therewith; provided, that pursuant hereto Cardinal Health shall have no obligation to indemnify any CareFusion Indemnified Party that has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. CareFusion shall cause each member of the CareFusion Group without further consideration, to pay and remit, or cause to be paid or remitted, to Cardinal Health or to another member of the Cardinal Health Group specified by Cardinal Health, promptly all money, rights and other consideration received by it or any member of the CareFusion Group in respect of such performance (unless any such consideration is a CareFusion Asset). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, CareFusion shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the CareFusion Group to Cardinal Health or to another member of the Cardinal Health Group specified by Cardinal Health without payment of further consideration and Cardinal Health, without the payment of any further consideration shall, or shall cause such other member of the Cardinal Health Group to, assume such obligations.
     2.8 Termination of Agreements and Arrangements.
          (a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 5.1, CareFusion and each member of the CareFusion Group, on the one hand, and Cardinal Health and each member of the Cardinal Health Group, on the other hand, hereby terminate, effective as of the Effective Time, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among CareFusion and/or any member of the CareFusion Group, on the one hand, and Cardinal Health and/or any member of the Cardinal Health Group, on the other hand, effective as of the Effective Time, including those agreements, arrangements, commitments or understandings listed or described on Schedule 2.8(a); provided, however, to the extent any such agreement, arrangement, commitment or understanding is inconsistent with any other Transaction Document, such termination shall be effective as of the date of effectiveness of the applicable Transaction Document. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time (or, to the extent contemplated by the proviso to the immediately preceding sentence, after the effective date of the applicable Transaction Document). Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
          (b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
               (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued by any of the parties hereto or any of the members of their respective Groups);
               (ii) except to the extent redundant with any provision of or service provided under this Agreement or any of the other Transaction Documents (including any schedules or exhibits thereto), the agreements, arrangements, commitments and understandings listed or described on Schedule 2.8(b)(ii);
               (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective wholly-owned Subsidiaries is a party (it being understood that (A) directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned and (B) to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute CareFusion Assets or CareFusion Liabilities, they shall be assigned pursuant to Section 2.1);
               (iv) any Shared Contracts; and

               (v) any other agreements, arrangements, commitments or understandings that this Agreement or any other Transaction Document expressly contemplates will survive the Distribution Date.
     2.9 Treatment of Shared Contracts.
          (a) Without limiting the generality of the obligations set forth in Section 2.1, unless the parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable party pursuant to another Transaction Document, (i) any such contract, agreement, arrangement, commitment or understanding that is listed on Schedule 2.9(a) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case in accordance with the allocation of benefits and burdens set forth on Schedule 2.9(a), and (ii) (A) any such contract, agreement, arrangement, commitment or understanding that is an Excluded Asset or Excluded Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the CareFusion Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the CareFusion Group in connection with the Reorganization), and (B) any such contract, agreement, arrangement, commitment or understanding that is a CareFusion Asset or a CareFusion Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the Cardinal Health Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the Cardinal Health Group in connection with the Reorganization), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses (any contract, agreement, arrangement, commitment or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that, in the case of each of clause (i) and (ii), (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the CareFusion Group or the Cardinal Health Group, as the case may be, to receive the rights and benefits of that portion of each Shared

Contract that relates to the CareFusion Business or the Cardinal Health Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.
          (b) Each of Cardinal Health and CareFusion shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such party not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).
          (c) Nothing in this Section 2.9 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.
     2.10 Treatment of Shared Liabilities.
          (a) Without limiting the indemnification provisions of Article V, Cardinal Health and CareFusion shall each be responsible for its Applicable Percentage, calculated in accordance with this Section 2.10, of any of the Liabilities set forth on Schedule 2.10(a) (the “Shared Liabilities”). Any amounts owed in respect of any Shared Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 6.6 with respect to any Third Party Claim that is a Shared Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim) shall be remitted promptly after the party hereto entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the party hereto owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Shared Liability in determining the reimbursement obligations of the parties hereto with respect thereto; provided, however, in the event that an amount in excess of two hundred fifty thousand dollars ($250,000) is owed by the parties hereto to any third Persons, in lieu of remitting amounts directly to the party hereto providing the invoice, the owing party hereto may remit the owed amount directly to the applicable third Persons or to a trust established by the invoicing party hereto for the benefit of the parties hereto, in which case each party hereto shall contribute its Applicable Percentage of such amount to the applicable trust account for the benefit of the parties hereto. In furtherance of the foregoing, the Managing Party, or the party hereto incurring such Shared Liabilities, as the case may be, shall be entitled to reimbursement by the other party hereto (in an amount equal to such other party’s Applicable Percentage in respect of such Shared Liability) of any out-of-pocket costs and expenses related to, or arising out of, defending or managing any such Shared Liability, from time to time and when invoiced, in advance of a final determination or resolution of any Third Party Claim related to a Shared Liability. It shall not be a defense to any obligation by any party hereto to pay any amounts, whether pursuant to this Section 2.10 or in respect of any Indemnity Payments pursuant to Article V, in respect of any Shared Liability that (i) such party was not consulted in the defense or management thereof, (ii) such party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) such party does not approve of the quality or manner of the defense thereof or (iv) such Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability.
          (b) For purposes of this Agreement, the “Applicable Percentage” of each party hereto with respect to any Shared Liability shall mean the quotient (expressed as a percentage and rounded to two (2) decimal points) of (i) the number of current and former employees of such party and any of its applicable Subsidiaries from and after the Effective Time who are claimants (or who are members of a class of claimants) in the Third Party Claim giving rise to such Shared Liability, as finally determined, divided by (ii) the total number of current and former employees of both of the parties hereto who are claimants (or who are members of a class of claimants) in such Third Party Claim, as finally determined. In the event that a claimant (or a member of a class of claimants) had been an employee of both a member of the Cardinal Health Group and a member of the CareFusion Group during the period of time in which the Third Party Claim arose, then such Person shall be counted as a current or former employee of the party that employed him or her the longest during such period of time, and not as a current and/or former employee of both of the parties hereto.
          (c) For purposes of this Agreement, the “Managing Party” shall mean, in respect of any Shared Liability, the party hereto whose Applicable Percentage is seventy percent (70%) or more (notwithstanding the provisions of Section 2.10(b), for purposes of this Section 2.10(c), each party’s Applicable Percentage shall be calculated based on the Information available to the parties at the time of such calculation). For the avoidance of doubt, in the event that neither party hereto has an Applicable Percentage of seventy percent (70%) or more in respect of a Shared Liability, then there shall be no Managing Party in respect of such Shared Liability and each of the parties hereto shall cooperate with the other party in the defense of the Third Party Claim giving rise to such Shared Liability and indemnify such other party in accordance with the provisions of Articles IV, V and VI, as applicable.
     2.11 Bank Accounts; Cash Balances.
          (a) Cardinal Health and CareFusion each agrees to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as Cardinal Health and CareFusion may agree), all actions necessary to amend all CareFusion Contracts governing each bank and brokerage account owned by CareFusion or any other member of the CareFusion Group (collectively, the “CareFusion Accounts”), including all CareFusion Accounts listed or described on Schedule 2.11(a), so that such CareFusion Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Cardinal Health or any other member of the Cardinal Health Group (collectively, the “Cardinal Health Accounts”), including all Cardinal Health Accounts listed or described on Schedule 2.11(b), are de-linked from the Cardinal Health Accounts.

          (b) Cardinal Health and CareFusion each agrees to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as Cardinal Health and CareFusion may agree), all actions necessary to amend all CareFusion Contracts governing the Cardinal Health Accounts so that such Cardinal Health Accounts, if currently linked to a CareFusion Account, are de-linked from the CareFusion Accounts.
          (c) It is intended that, following consummation of the actions contemplated by Sections 2.11(a) and 2.11(b), there will continue to be in place a centralized cash management process pursuant to which the CareFusion Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by CareFusion.
          (d) It is intended that, following consummation of the actions contemplated by Sections 2.11(a) and 2.11(b), there will continue to be in place a centralized cash management process pursuant to which the Cardinal Health Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by Cardinal Health.
          (e) With respect to any outstanding checks issued by Cardinal Health, CareFusion, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn.
          (f) As between Cardinal Health and CareFusion (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either party (or member of its Group) that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party the amount of such payment or reimbursement without right of set-off.
          (g) Each of Cardinal Health and CareFusion agrees that, prior to the Effective Time, Cardinal Health or any other member of the Cardinal Health Group may withdraw any and all cash or cash equivalents from the CareFusion Accounts for the benefit of Cardinal Health or any other member of the Cardinal Health Group.
     2.12 Disclaimer of Representations and Warranties. EACH OF CARDINAL HEALTH (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CARDINAL HEALTH GROUP) AND CAREFUSION (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CAREFUSION GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS

OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III
THE DISTRIBUTION
     3.1 Actions On or Prior to the Distribution Date. Prior to the Distribution, the following shall occur:
          (a) Information Statement; Listing. Cardinal Health shall mail the Information Statement to the holders of Cardinal Health Common Shares as of the Record Date. Cardinal Health and CareFusion shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents. CareFusion shall prepare, file and pursue an application to permit listing of the CareFusion Common Stock on the NYSE.
          (b) Borrowings and Financings; CareFusion Cash Distribution. In connection with the Reorganization, (i) Cardinal Health shall enter into the Cardinal Health Credit Facility Amendment, (ii) CareFusion shall enter into the financing transactions described in the Information Statement as occurring on or prior to the Distribution Date and (iii) CareFusion shall make a cash distribution to Cardinal Health (the “CareFusion Cash Distribution”) in an amount equal to [•] dollars ($[•]) as partial consideration for the transfer of CareFusion Assets to CareFusion and its Subsidiaries pursuant to Section 2.1.
          (c) Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. (i) Cardinal Health and CareFusion shall each take all necessary action that may be required to provide for the adoption by CareFusion of the Amended and Restated Certificate of Incorporation of CareFusion in substantially the form attached hereto as Exhibit F (the “Amended and Restated Certificate of Incorporation”), and the Amended and Restated Bylaws of CareFusion in substantially the form attached hereto as Exhibit G (the “Amended and

Restated Bylaws”) and (ii) CareFusion shall file the Amended and Restated Certificate of Incorporation of CareFusion with the Secretary of State of the State of Delaware.
          (d) The Distribution Agent. Cardinal Health will enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
          (e) Stock-Based Employee Benefit Plans. At or prior to the Effective Time, Cardinal Health and CareFusion shall take all actions as may be necessary to approve the stock-based employee benefit plans of CareFusion in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.
     3.2 Conditions Precedent to Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Cardinal Health, in whole or in part, in its sole discretion):
          (a) the CareFusion Cash Distribution contemplated by Section 3.1(b) shall have been paid to Cardinal Health;
          (b) the Reorganization shall have been completed in accordance with the Plan of Reorganization;
          (c) Cardinal Health shall have received (i) a private letter ruling from the IRS (which shall not have been revoked or modified in any material respect) in form and substance satisfactory to Cardinal Health, to the effect that, among other things, (A) certain steps of the Reorganization and the Distribution, taken together, qualify as a transaction (x) that is described in Sections 355(a) and 368(a)(1)(D) of the Code, (y) in which the CareFusion Common Stock distributed is “qualified property” under Section 361(c) of the Code and (z) in which the holders of Cardinal Health Common Shares recognize no income or gain for U.S. federal income tax purposes under Section 355 of the Code (except to the extent of any cash received in lieu of fractional shares of CareFusion Common Stock), (B) the CareFusion Cash Distribution qualifies as money transferred to Cardinal Health creditors under Section 361(b) of the Code and (C) steps [•] of the Plan of Reorganization qualify as transactions that are described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) an opinion of Weil, Gotshal & Manges LLP, to the effect that the contribution by Cardinal Health of certain CareFusion Assets to CareFusion and the Distribution will qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code, and (iii) an opinion of Wachtell, Lipton, Rosen & Katz, to the effect that the contribution by Cardinal Health of certain CareFusion Assets to CareFusion and the Distribution will qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code;
          (d) the Form 10 shall have been filed with the SEC and declared effective by the SEC, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the Information Statement shall have been mailed to holders of Cardinal Health Common Shares as of the Record Date;

          (e) all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;
          (f) the CareFusion Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;
          (g) each of the other Transaction Documents shall have been duly executed and delivered by the parties thereto;
          (h) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Reorganization, shall be in effect;
          (i) prior to the Distribution, all of Cardinal Health’s representatives or designees shall have resigned or been removed as officers from all members of the CareFusion Group, and all of CareFusion’s representatives or designees shall have resigned or been removed as officers from all members of the Cardinal Health Group;
          (j) the Cardinal Health Credit Facility Amendment shall have been executed and delivered by all of the parties thereto and be in full force and effect immediately prior to the Effective Time;
          (k) each of Cardinal Health and CareFusion shall have received confirmation from Moody’s Investor Services and Standard & Poor’s that it shall receive an investment grade credit rating after giving effect to the Reorganization and the Distribution; and
          (l) no event or development shall have occurred or exist that, in the judgment of the Board of Directors of Cardinal Health, in its sole discretion, makes it inadvisable to effect the Reorganization, the Distribution or the other transactions contemplated hereby.
Each of the foregoing conditions is for the sole benefit of Cardinal Health and shall not give rise to or create any duty on the part of Cardinal Health or its Board of Directors to waive or not to waive any such condition or to effect the Reorganization and the Distribution, or in any way limit Cardinal Health’s rights of termination set forth in this Agreement. Any determination made by Cardinal Health prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the parties.
     3.3 The Distribution.
          (a) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Cardinal Health shall deliver to the Distribution Agent for the benefit of holders of record of Cardinal Health Common Shares on the Record Date, book-entry transfer authorizations for [•] percent ([•]%) of the issued and outstanding shares of CareFusion Common Stock, (ii) the Distribution shall be effective at the Effective Time and (iii) Cardinal Health shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Effective Time, to each holder of record of Cardinal Health Common Shares as of the Record Date, by means of a pro rata distribution, one (1) share of CareFusion Common Stock for every two (2) Cardinal Health Common Shares so held. Following the Distribution Date, CareFusion agrees to provide all book-entry transfer authorizations for shares of CareFusion Common Stock that Cardinal Health or the Distribution Agent shall require (after giving effect to Section 3.4) in order to effect the Distribution.
          (b) Notwithstanding anything to the contrary contained in this Agreement, Cardinal Health shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Cardinal Health may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.
          (c) The parties agree that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).
          (d) The parties agree that the steps described on Schedule 2.1(a) shall be effected in the order and manner prescribed on such Schedule and the occurrence of each step shall be conditioned upon the completion of the preceding step.
     3.4 Subdivision of CareFusion Common Stock to Accomplish the Distribution. Upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the CareFusion Common Stock then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of CareFusion Common Stock issued and outstanding equal to the number necessary to effect the Distribution.
     3.5 Fractional Shares. Shareholders holding a number of Cardinal Health Common Shares, on the Record Date, which would entitle such shareholders to receive less than one (1) whole share of CareFusion Common Stock in the Distribution will receive cash in lieu of fractional shares. Fractional shares of CareFusion Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Effective Time, (i) determine the number of whole shares and fractional shares of CareFusion Common Stock allocable to each holder of record or beneficial owner of Cardinal Health Common Shares as of the close of business on the Record Date, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (iii) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the cash proceeds (net of discounts and commissions) of such sale, based upon the average gross selling price per share of CareFusion Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Distribution Agent. Neither Cardinal

Health nor CareFusion or the Distribution Agent will guarantee any minimum sale price for the fractional shares of CareFusion Common Stock. Neither Cardinal Health nor CareFusion will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Cardinal Health or CareFusion.
     3.6 Payment of CareFusion Cash Distribution to Cardinal Health Creditors. Upon receipt of the CareFusion Cash Distribution, Cardinal Health will deposit the proceeds in a segregated account and will use the funds in that account to repurchase a portion of Cardinal Health’s existing public debt in one (1) or more tender offers or otherwise, such repurchases to occur as promptly as practicable, but in no event later than one (1) year after the Distribution Date.
     3.7 Disposition of the Retained Stock. Following the Distribution, Cardinal Health shall (i) transfer all or a portion of the CareFusion Common Stock retained by it (the “Retained Stock”) to its creditors or debtholders in one (1) or more exchanges, which exchanges shall be completed no later than two (2) years after the Distribution Date, and/or (ii) dispose of all or a portion of the Retained Stock in the open market, through privately negotiated transactions or otherwise, which dispositions shall be completed no later than five (5) years after the Distribution Date.
ARTICLE IV
ACCESS TO INFORMATION
     4.1 Agreement for Exchange of Information; Archives.
          (a) After the Effective Time (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, each of Cardinal Health and CareFusion, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) to carry out its human resources functions or to establish, assume or administer its Benefit Plans or payroll functions, (iii) in order to satisfy audit, accounting or other similar requirements (except as otherwise provided in Section 4.1(d)), or (iv) to comply with its obligations under this Agreement or any other Transaction Document; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
          (b) After the Effective Time (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, (i) CareFusion and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the CareFusion Business that are located in archives retained or maintained by any member of the Cardinal Health Group, and (ii) CareFusion may obtain copies (but not originals unless it is a CareFusion Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that CareFusion shall cause any such objects to be returned promptly in the same condition in which they were delivered to CareFusion and CareFusion shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Cardinal Health; provided, further, that, notwithstanding any provisions of this Section 4.1(b), any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7. CareFusion shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect for Cardinal Health generally). Nothing herein shall be deemed to restrict the access of any member of the Cardinal Health Group to any such documents or objects or to impose any liability on any member of the Cardinal Health Group if any such documents or objects are not maintained or preserved by Cardinal Health.
          (c) After the Effective Time (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, (i) Cardinal Health and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Cardinal Health Business that are located in archives retained or maintained by any member of the CareFusion Group and (ii) Cardinal Health may obtain copies (but not originals unless it is not a CareFusion Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that Cardinal Health shall cause any such objects to be returned promptly in the same condition in which they were delivered to Cardinal Health and Cardinal Health shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to CareFusion; provided, further, that, notwithstanding any provisions of this Section 4.1(c), any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7. Cardinal Health shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect for CareFusion generally). Nothing herein shall be deemed to restrict the access of any member of the CareFusion Group to any such documents or objects or to impose any liability on any member of the CareFusion Group if any such documents or objects are not maintained or preserved by CareFusion.
          (d) Without limiting the generality of the foregoing, until the second (2nd) CareFusion fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each of Cardinal Health and CareFusion to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each of Cardinal Health and CareFusion shall use its commercially reasonable efforts, to cooperate with the other party’s Information requests to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of

Regulation S-K, and (ii) the other party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.
     4.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Documents. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.
     4.3 Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any of creating, gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party.
     4.4 Record Retention.
          (a) To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Effective Time, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of Cardinal Health or CareFusion, as applicable, in effect on the Distribution Date (including any Information that is subject to a “Litigation Hold” issued by either party prior to the Distribution Date) or such other policies or practices as may be reasonably adopted by the appropriate party after the Effective Time.
          (b) Except in accordance with its, or its applicable Subsidiaries’, policies and ordinary course practices, no party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries; provided, however, that (i) in the case of any Information relating to employee benefits, no party will destroy, or permit any of its Subsidiaries to destroy, any such Information until the expiration of the applicable statute of limitations (giving effect to any extensions thereof), (ii) in the case of any Information relating to a pending or threatened Action (including any pending or threatened investigation by a Governmental Authority) that is known to the members of the Group in possession of such Information, the parties shall comply with the requirements of the applicable “Litigation Hold” (provided, that, with respect to any pending or threatened Action arising after the Distribution Date, the requirements of this clause (ii) shall apply only to the extent that whichever member of the Cardinal Health Group or the CareFusion Group that is in possession of such Information has been notified in writing pursuant to a

“Litigation Hold” by the other party of such pending or threatened Action) and (iii) no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.
          (c) In the event of either party’s or any of its subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Sections 5.2 and 5.3, shall not be liable to such other party for any other Liabilities.
     4.5 Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information.
     4.6 Other Agreements Providing for Exchange of Information.
          (a) The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any other Transaction Document.
          (b) Any party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either destroy such Information or return it to the providing party and (ii) deliver to the providing party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by an officer of the requesting party holding the title of vice president or above.
          (c) When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
          (d) The parties agree to comply with the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, in connection with the sharing of Information pursuant to this Article IV, including by entering into any business associate agreements that may be required for such compliance.
     4.7 Production of Witnesses; Records; Cooperation.

          (a) After the Effective Time (or such earlier time as the parties may agree), except in the case of an adversarial Action by one party against another party, each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or IP Application in which the requesting party may from time to time be involved, regardless of whether such Action or IP Application is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all out-of-pocket costs and expenses in connection therewith.
          (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be. The Indemnifying Party shall bear all out-of-pocket costs and expenses in connection therewith.
          (c) In furtherance and without limiting the provisions of Sections 4.7(a) and (b), the parties shall (i) cooperate and consult to the extent reasonably necessary with respect to any Third Party Claims and (ii) in respect of any written request (which request shall sufficiently identify the applicable custodian of the requested Information and, to the extent known to the requesting party, the date of, or any applicable time periods relating to, the requested Information and any other descriptions necessary to sufficiently identify the requested Information) by a party in accordance with the provisions of this Article IV for access to Information or Representatives of the other party and members of such other party’s Group in connection with any Third Party Claim, comply with the procedures and requirements set forth on Schedule 4.7(c).
          (d) Without limiting any provision of this Section 4.7, each of the parties agrees to reasonably cooperate, and to cause each member of its respective Group to reasonably cooperate, with each other in the defense of any infringement, misappropriation or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity, infringing use or misappropriation of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, misappropriation or similar claim except as required by Law.

          (e) The obligation of the parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first (1st) sentence of Section 4.7(a)).
          (f) In connection with any matter contemplated by this Section 4.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
          (g) For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the parties’ rights and obligations under Section 4.1.
     4.8 Privileged Matters.
          (a) The parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Cardinal Health Group and the CareFusion Group, and that each of the members of the Cardinal Health Group and the CareFusion Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Cardinal Health Group or the CareFusion Group, as the case may be.
          (b) The parties agree as follows:
               (i) Cardinal Health shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Cardinal Heath Business and not to the CareFusion Business, whether or not the privileged Information is in the possession or under the control of any member of the Cardinal Health Group or any member of the CareFusion Group. Cardinal Health shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Cardinal Health Group or any member of the CareFusion Group; and
               (ii) CareFusion shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the CareFusion Business and not to the Cardinal Health Business, whether or not the privileged Information is in the possession or under the control of any member of the CareFusion Group or any member of the Cardinal Health Group. CareFusion shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any CareFusion Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the CareFusion Group or any member of the Cardinal Health Group.
          (c) Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve both the Cardinal Health Group and the CareFusion Group and in respect of which both parties have Liabilities under this Agreement.
          (d) Subject to Sections 4.8(e) and (f), no party may waive any privilege that could be asserted under any applicable Law, and in which the other party has a shared privilege, without the consent of the other party, which consent shall (i) not be unreasonably withheld, conditioned or delayed, (ii) be in writing and (iii) be deemed to be granted unless written objection is made within twenty (20) days after notice has been given to the other party requesting such consent.
          (e) In the event of any Actions between Cardinal Health and CareFusion, or any members of their respective Groups, either party may waive a privilege in which the other party or member of such other party’s Group has a shared privilege, without obtaining consent pursuant to Section 4.8(d); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.
          (f) If any dispute arises between Cardinal Health and CareFusion, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the Cardinal Health Group or the CareFusion Group, each party agrees that it shall (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party. Further, each party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.
          (g) Upon receipt by either party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if either party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request (which notice shall be delivered to such other party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 4.8 or otherwise to prevent the production or disclosure of such privileged Information.

          (h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Cardinal Health and CareFusion set forth in this Section 4.8 and in Section 6.2 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the parties contemplated by this Agreement, and the transfer of privileged Information between the parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
               (i) In furtherance of the parties’ agreement under this Section 4.8, Cardinal Health and CareFusion shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.
ARTICLE V
RELEASE; INDEMNIFICATION; AND GUARANTEES
     5.1 Release of Pre-Distribution Claims.
          (a) Except as provided in (i) Section 5.1(c), (ii) any exceptions to the indemnification provisions of Sections 5.2, 5.3 and 5.4, and (iii) any other Transaction Document, effective as of the Effective Time, CareFusion does hereby, for itself and each other member of the CareFusion Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the CareFusion Group (in each case, in their respective capacities as such), remise, release and forever discharge Cardinal Health and the other members of the Cardinal Health Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Cardinal Health Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.
          (b) Except as provided in (i) Section 5.1(c), (ii) any exceptions to the indemnification provisions of Sections 5.2, 5.3 and 5.4, and (iii) any other Transaction Document, effective as of the Distribution Date, Cardinal Health does hereby, for itself and each other member of the Cardinal Health Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Cardinal Health Group (in each case, in their respective capacities as such), remise, release and forever discharge CareFusion, the respective members of the CareFusion Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the CareFusion Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.
          (c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement, any other Transaction Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:
               (i) any Liability provided in or resulting from any agreement among any members of the Cardinal Health Group or the CareFusion Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not terminating as of the Distribution Date, or any other Liability specified in such Section 2.8(b) as not terminating as of the Distribution Date;
               (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;
               (iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
               (iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group; or
               (v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the other Transaction Documents.
               In addition, nothing contained in Section 5.1(a) shall release Cardinal Health from indemnifying any director, officer or employee of CareFusion who was a director, officer or employee of Cardinal Health or any of its Affiliates on or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations, it being understood that if the underlying obligation giving rise to such Action is a CareFusion Liability, CareFusion shall indemnify Cardinal Health for such Liability (including Cardinal Health’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.
          (d) CareFusion shall not make, and shall not permit any member of the CareFusion Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Cardinal Health or any member of the Cardinal Health Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Cardinal Health shall not, and shall not permit any member of the Cardinal Health Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against CareFusion or any member of the CareFusion Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
          (e) It is the intent of each of Cardinal Health and CareFusion, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among CareFusion or any member of the CareFusion Group, on the one hand, and Cardinal Health or any member of the Cardinal Health Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
     5.2 General Indemnification by CareFusion. Except as provided in Section 5.5, CareFusion shall, and shall cause the other members of the CareFusion Group to, indemnify, defend and hold harmless each member of the Cardinal Health Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Cardinal Health Indemnified Parties”), from and against any and all Liabilities of the Cardinal Health Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
          (a) any CareFusion Liability;
          (b) the failure of CareFusion or any other member of the CareFusion Group or any other Person to pay, perform or otherwise promptly discharge any CareFusion Liabilities or CareFusion Contract in accordance with its respective terms, whether prior to or after the Effective Time;
          (c) except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Cardinal Health Group for the benefit of any member of the CareFusion Group that survives the Effective Time; and

          (d) any breach by any member of the CareFusion Group of this Agreement or any of the other Transaction Documents (other than the Transaction Documents set forth on Schedule 5.2(d), which shall be subject to the indemnification provisions contained therein) or any action by CareFusion in contravention of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.
     5.3 General Indemnification by Cardinal Health. Except as provided in Section 5.5, Cardinal Health shall indemnify, defend and hold harmless each member of the CareFusion Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CareFusion Indemnified Parties”), from and against any and all Liabilities of the CareFusion Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
          (a) any Excluded Liability;
          (b) the failure of any member of the Cardinal Health Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to or after the Effective Time; and
          (c) any breach by any member of the Cardinal Health Group of this Agreement or any of the other Transaction Documents (other than the Transaction Documents set forth on Schedule 5.3(c), which shall be subject to the indemnification provisions contained therein).
     5.4 Disclosure Indemnification.
          (a) Except to the extent provided in Section 5.4(b), CareFusion agrees to indemnify and hold harmless the Cardinal Health Indemnified Parties and each Person, if any, who controls any member of the Cardinal Health Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if CareFusion shall have furnished any amendments or supplements thereto) or any other Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
          (b) Cardinal Health agrees to indemnify and hold harmless CareFusion and its Subsidiaries and any of their respective directors or officers who sign the Form 10, and any person who controls CareFusion within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if CareFusion shall have furnished any amendments or supplements thereto) or any other Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent, any such untrue statement or omission or alleged untrue statement or omission arises out of information set forth on Schedule 5.4(b).
     5.5 Contribution. If the indemnification provided for in this Article V is unavailable to, or insufficient to hold harmless, an indemnified party under Section 5.4 hereof in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. For the purposes of this Section 5.5, the information relating to Cardinal Health set forth in the Form 10, the Information Statement or any other Disclosure Document that is described on Schedule 5.4(b) shall be the only “information supplied by” Cardinal Health and all other information shall be deemed “information supplied by” CareFusion.
     5.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
          (a) Any Liability subject to indemnification or contribution pursuant to this Article V, and any Loss (as defined in the Transitional Trademark License Agreement) subject to indemnification pursuant to Section III.E. of the Transitional Trademark License Agreement, will be net of Insurance Proceeds that actually reduce the amount of the Liability or Loss, as applicable. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V or entitled to indemnification under Section III.E. of the Transitional Trademark License Agreement (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability or Loss, as applicable. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement or the Transitional Trademark License Agreement from an Indemnifying Party in respect of any Liability or Loss, as applicable, and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability or Loss.
          (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof or the indemnification provisions of the Transitional Trademark License Agreement, have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V or any Loss for which the Indemnified Party seeks indemnification pursuant to Section III.E. of the Transitional Trademark License Agreement; provided, that the Indemnified

Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder or under the Transitional Trademark License Agreement.
          (c) Any indemnity payment under this Article V shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified Liability or Loss, as applicable. For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes (as such term is defined in the Tax Matters Agreement) at the time of the determination.
     5.7 Procedures for Indemnification of Third Party Claims.
          (a) If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of Cardinal Health Group or CareFusion Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Sections 5.2, 5.3 or 5.4, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.7(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.7(a).
          (b) Subject to this Section 5.7(b) and Section 5.7(c), an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.7(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim and shall specify any reservations or exceptions to its defense. After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying

Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.
          (c) Notwithstanding Section 5.7(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.
          (d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 5.7(b), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.
          (e) Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, in the event that the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after the receipt of notice from the Indemnified Party as provided in Section 5.7(b), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole discretion. Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim if such Indemnified Party is or could have been a party to the pending or threatened Third Party Claim and could have sought indemnity pursuant to this Section 5.7, unless such judgment or settlement is solely for monetary damages, and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third Party Claim.
     5.8 Additional Matters.
          (a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder and (iii) any termination of this Agreement.
          (b) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
          (c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.
          (e) For all Tax purposes, Cardinal Health and CareFusion agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Cardinal Health to CareFusion or a distribution by CareFusion to Cardinal Health, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.
     5.9 Remedies Cumulative; Limitations of Liability. The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither CareFusion or its Affiliates, on the one hand, nor Cardinal Health or its Affiliates, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (collectively, “Special Damages”) of the other arising in connection with the Transactions (provided, that the following shall be considered direct damages: (a) any such liability with respect to a Third Party Claim and (b) any Loss (as defined in Section III.E. of the Transitional Trademark License Agreement ) of Cardinal Health and Cardinal Health’s Subsidiaries relating to, arising out of or resulting from the degradation of any of the Licensed Marks (as defined in the Transitional Trademark License Agreement) for which CareFusion and the other members of the CareFusion Group are obligated to indemnify Cardinal Health and Cardinal Health’s Subsidiaries under Section III.E. of the Transitional Trademark License Agreement).
     5.10 Survival of Indemnities. The rights and obligations of each of Cardinal Health and CareFusion and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.
     5.11 Guarantees.
          (a) Except for those guarantees set forth on Schedule 5.11(a), where Cardinal Health or CareFusion, as the case may be, shall remain as guarantor and the applicable guaranteed party or guaranteed member of the applicable Group shall indemnify and hold harmless such guarantor for any Liabilities arising from or relating thereto (in accordance with the provisions of this Article V) or as otherwise specified in any other Transaction Document, on or prior to the Effective Time or as soon as practicable thereafter, (i) Cardinal Health shall (with the reasonable cooperation of the applicable member(s) of the CareFusion Group) use its reasonable efforts to have any member(s) of the CareFusion Group removed as guarantor of or obligor for any Excluded Liability, including in respect of those guarantees set forth on Schedule 5.11(a)(i), to the extent that they relate to Excluded Liabilities, and (ii) CareFusion shall (with the reasonable cooperation of the applicable member(s) of the Cardinal Health Group) use its reasonable efforts to have any member(s) of the Cardinal Health Group removed as guarantor of or obligor for any CareFusion Liability, including in respect of those guarantees set forth on Schedule 5.11(a)(ii), to the extent that they relate to CareFusion Liabilities.
          (b) On or prior to the Effective Time, to the extent required to obtain a release from a guarantee (a “Guarantee Release”):
               (i) of any member of the Cardinal Health Group, CareFusion shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which CareFusion would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

               (ii) of any member of the CareFusion Group, Cardinal Health shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Cardinal Health would be reasonably unable to comply or (B) which would be reasonably expected to be breached.
          (c) If Cardinal Health or CareFusion is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.11, (i) the relevant member of the Cardinal Health Group or CareFusion Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto (in accordance with the provisions of this Article V) and shall or shall cause one (1) of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) each of Cardinal Health and CareFusion, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which the other party or member of such party’s Group is or may be liable unless all obligations of such other party and the other members of such party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such party; provided, however, with respect to leases, in the event a Guarantee Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.
ARTICLE VI
OTHER AGREEMENTS
     6.1 Further Assurances.
          (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.
          (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Effective Time, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the CareFusion Assets and the assignment and assumption of the CareFusion Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the other Transaction Documents, free and clear of any Security Interest.
          (c) At or prior to the Effective Time, Cardinal Health and CareFusion in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by CareFusion or any other Subsidiary of Cardinal Health or CareFusion, as the case may be, to effectuate the transactions contemplated by this Agreement.
     6.2 Confidentiality.
          (a) From and after the Effective Time, subject to Section 6.2(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, Cardinal Health shall not, and shall cause its Affiliates and officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Cardinal Health Group (or for the purpose of any member of the Cardinal Health Group performing its obligations or exercising its rights under the Transitional Trademark License Agreement) or use or otherwise exploit for its own benefit (except as necessary to perform its obligations and exercise its rights under the Transitional Trademark License Agreement) or for the benefit of any third Person, any CareFusion Confidential Information. If any disclosures are made in connection with providing services to any member of the Cardinal Health Group under this Agreement or any other Transaction Document (or in connection with performing obligations or exercising rights under the Transitional Trademark License Agreement), then the CareFusion Confidential Information so disclosed shall be used only as required to perform the services (or to perform such obligations and exercise such rights under the Transitional Trademark License Agreement). Cardinal Health shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the CareFusion Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(a), any Information, material or documents relating to the CareFusion Business currently or formerly conducted, or proposed to be conducted, by any member of the CareFusion Group furnished to, or in possession of, Cardinal Health, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Cardinal Health or its officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “CareFusion Confidential Information.” CareFusion Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Cardinal Health not otherwise permissible hereunder, (ii) Cardinal Health can demonstrate was or became available to Cardinal Health from a source other than CareFusion or its Affiliates or (iii) is developed independently by Cardinal Health without reference to the CareFusion Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Cardinal Health to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, CareFusion or any member of the CareFusion Group with respect to such information.
          (b) From and after the Effective Time, subject to Section 6.2(c) and except as contemplated by this Agreement or any other Transaction Document, CareFusion shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to CareFusion or any member of the CareFusion Group (or for the purpose of any member of the CareFusion Group performing its obligations or exercising its rights under the Transitional Trademark License Agreement) or use or otherwise exploit for its own benefit (except as necessary to perform its obligations and exercise its rights under the Transitional Trademark License Agreement) or for the benefit of any third Person, any Cardinal Health Confidential Information. If any disclosures are made in connection with providing services to any member of the CareFusion Group under this Agreement or any other Transaction Document (or in connection with performing obligations or exercising rights under the Transitional Trademark License Agreement), then the Cardinal Health Confidential Information so disclosed shall be used only as required to perform the services (or to perform such obligations and exercise such rights under the Transitional Trademark License Agreement). The CareFusion Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Cardinal Health Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Cardinal Health or any of its Affiliates (other than any member of the CareFusion Group) furnished to, or in possession of, any member of the CareFusion Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by CareFusion, any member of the CareFusion Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Cardinal Health Confidential Information.” Cardinal Health Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the CareFusion Group not otherwise permissible hereunder, (ii) CareFusion can demonstrate was or became available to CareFusion from a source other than Cardinal Health and its respective Affiliates or (iii) is developed independently by such member of the CareFusion Group without reference to the Cardinal Health Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by CareFusion to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Cardinal Health or its Affiliates with respect to such information.

          (c) If Cardinal Health or its Affiliates, on the one hand, or CareFusion or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any CareFusion Confidential Information or Cardinal Health Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV of this Agreement), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any CareFusion Confidential Information or Cardinal Health Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.
          (d) Each of Cardinal Health and CareFusion acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Distribution Date. Cardinal Health and CareFusion each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Distribution Date between one (1) or more members of the such party’s Group and such third Persons.
     6.3 Insurance Matters.
          (a) CareFusion acknowledges and agrees, on its own behalf and on behalf of each other member of the CareFusion Group, that, from and after the Effective Time, neither CareFusion nor any member of the CareFusion Group shall have any rights to or under any of Cardinal Health’s or its Affiliates’ insurance policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of a member of the CareFusion Group or as expressly provided in this Section 6.3 or in the Employee Matters Agreement.
          (b) Notwithstanding Section 6.3(a), from and after the Effective Time, with respect to any losses, damages and liability incurred by any member of the CareFusion Group prior to the Effective Time, Cardinal Health will provide CareFusion with access to, and CareFusion may make claims under:
               (i) Cardinal Health’s or its Affiliates’ third-party occurrence insurance policies (other than any Pre-Cardinal Health Insurance Policies) solely to the extent that such policies cover any (x) workers’ compensation, auto liability, general liability and property claims incurred prior to the Effective Time or (y) product liability claims incurred prior to June 30, 2004;

               (ii) Cardinal Health’s or its Affiliates’ third-party insurance policies (other than any Pre-Cardinal Health Insurance Policies) solely to the extent that such policies cover (x) employment practices liability, professional services liability and employee dishonesty/crime liability for covered claims reported to insurers prior to the Effective Time or (y) product liability for covered claims incurred on or after June 30, 2004 and reported to insurers prior to the Effective Time;
               (iii) Pre-Cardinal Health Insurance Policies that are occurrence insurance policies, including such policies that cover workers’ compensation, auto liability, general liability, product liability and property claims, solely to the extent that such Pre-Cardinal Health Insurance Policies cover claims incurred prior to the date that such policies were terminated;
               (iv) Pre-Cardinal Health Insurance Policies for product liability, employment practices liability and professional services liability for covered claims solely to the extent that such claims are reported to insurers during any extended reported periods that have not yet expired; and
               (v) Cardinal Health’s or its Affiliates’ fiduciary liability insurance policies for covered claims reported on, before or after the Effective Time, but only for wrongful acts which take place on or prior to the Effective Time;
               provided, that, in the case of each of clause (i), (ii), (iii), (iv) and (v), such access to, and the right to make claims under such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:
                    (A) CareFusion shall report, as promptly as practicable (1) claims under the workers’ compensation policy in accordance with Cardinal Health’s claim reporting procedures in effect immediately prior to the Effective Time, (2) claims under all other policies (other than the Pre-Cardinal Health Insurance Policies) to the Corporate Risk Management Department of Cardinal Health and (3) claims under the Pre-Cardinal Health Insurance Policies directly to the applicable insurance company;
                    (B) CareFusion shall indemnify, hold harmless and reimburse Cardinal Health and its Affiliates for any deductibles and self-insured retention incurred by Cardinal Health or its Affiliates to the extent resulting from any access to, any claims made by CareFusion or any of its Affiliates under, any insurance provided pursuant to Section 6.3(b)(i) and Section 6.3(b)(ii), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by CareFusion, its employees or third Persons; provided, further, that such indemnification and reimbursement obligation shall not apply to any deductibles or self-insured retention resulting from claims under Cardinal Health’s or its Affiliates’ workers’ compensation, auto liability, and general liability (other than product liability) insurance policies with policy effective dates of June 30, 2002 or earlier;

                    (C) CareFusion shall exclusively bear and be responsible for (and Cardinal Health shall have no obligation to repay or reimburse CareFusion or any of its Affiliates for) and pay the applicable insurers as required under the applicable insurance policies for any and all costs as a result of having access to, or making claims under, any insurance provided pursuant to Section 6.3(b)(iii) and Section 6.3(b)(iv), including any deductibles and self-insured retention associated with such claims, retrospective, retroactive or prospective premium adjustments associated with the applicable insurance policies, catastrophic coverage charges, overhead, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance costs, other related costs and claim payments, relating to all open, closed, re-opened claims covered by the applicable policies, whether such claims are made by CareFusion, its employees or third Persons; and
                    (D) CareFusion shall exclusively bear (and Cardinal Health shall have no obligation to repay or reimburse CareFusion or its Affiliates for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by CareFusion or any of its Affiliates under the policies as provided for in this Section 6.3(b).
          (c) Any payments, costs and adjustments required pursuant to Section 6.3(b) (other than payments, costs and adjustments with respect to Pre-Cardinal Health Insurance Policies, which payments, costs and adjustments shall be paid by CareFusion directly to the applicable insurers) shall be billed by Cardinal Health to CareFusion on a monthly basis and payable within thirty (30) days from receipt of invoice. If payment is not made within ninety (90) days of invoice, the outstanding amount will accrue interest from and including the ninetieth (90th) day following the date of the invoice to (but excluding) the date of payment at a rate per annum equal to nine percent (9%). If Cardinal Health incurs costs to enforce CareFusion’s obligations herein, CareFusion agrees to indemnify Cardinal Health for such enforcement costs, including attorneys’ fees.
          (d) Except for deductible reimbursement for workers’ compensation, automobile liability and general liability under controlling policies with effective dates of June 30, 2001 or earlier that are subject to Loss Portfolio Transfer Policy No. EIC-0203-009 and for workers’ compensation, automobile liability, hired auto PD and general liability that are subject to Deductible Reimbursement Policy No. EIC-0203-001 with an effective date of June 30, 2002, CareFusion acknowledges and agrees on its own behalf, and on behalf of each other member of the CareFusion Group, that neither CareFusion nor any member of the CareFusion Group shall have any right or claim against Cardinal Health or any of its Affiliates (including EPIC Insurance Company (“EPIC”)) for reimbursement, payment or any other obligation arising from any EPIC insurance policy covering CareFusion or any member of the CareFusion Group, and hereby irrevocably releases, as of the Effective Time, Cardinal Health and its Affiliates (including EPIC) from all of the duties, obligations, responsibilities and liabilities, known or unknown, reported or not reported, imposed upon Cardinal Health or any of its Affiliates (including EPIC) to the extent resulting from, relating to or arising out of any EPIC insurance policy covering CareFusion or any member of the CareFusion Group, without recourse to Cardinal Health or any of its Affiliates (including EPIC).
          (e) Cardinal Health shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any CareFusion Liabilities and/or claims CareFusion has made or could make in the future, and no member of the CareFusion Group shall, without the prior written consent of Cardinal Health, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with Cardinal Health’s insurers with respect to any of Cardinal Health’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. CareFusion shall cooperate with Cardinal Health and share such information as is reasonably necessary in order to permit Cardinal Health to manage and conduct its insurance matters as it deems appropriate. In addition, CareFusion must pursue rights of recovery on all product liability claims or loss at all times that CareFusion has the ability to mitigate a product liability claim or loss via contract or tort.
          (f) At the Effective Time, CareFusion shall have in effect all insurance programs required to comply with CareFusion’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to CareFusion’s. Such insurance programs include general liability, commercial auto liability, workers’ compensation, employers liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, aircraft hull and liability, directors’ and officers’ liability, fiduciary liability and special accident.
          (g) CareFusion agrees, on its own behalf and on behalf of each other member of the CareFusion Group, that, from the Effective Time until the sixth (6th) anniversary of the Effective Time, Cardinal Health and its Affiliates shall be named as additional insureds or loss payee, whichever is appropriate, under any of CareFusion’s or its Affiliates’ insurance policies for product liability, foreign liability, employment practices liability, professional services liability, fiduciary liability and employee dishonesty/crime liability in respect of any Cardinal Health Liability arising out of the CareFusion Business (including any CareFusion products) or any wrongful act or omissions prior to the Effective Time. CareFusion shall indemnify, hold harmless and reimburse Cardinal Health and its Affiliates for any and all costs incurred by Cardinal Health or its Affiliates to the extent resulting from any CareFusion’s or its Affiliates’ insurance policies in which Cardinal Health or any of its Affiliates are named as additional insureds, including any deductibles, self-insured retentions or uninsured losses.
          (h) Except as otherwise provided in Section 6.3(i), Cardinal Health or any if its Affiliates shall have no obligation to secure extended reporting for any claims under any of Cardinal Health’s or its Affiliates’ claims-made or occurrence-reported liability policies for any acts or omissions by any member of the CareFusion Group incurred prior to the Effective Time.
          (i) Prior to the Effective Time, Cardinal Health shall obtain and fully pay for a directors and officers liability run-off insurance policy, for claims made after the Effective Time covering wrongful acts which take place on or prior to the Effective Time and arising out of or relating to the entities and business that are part of the CareFusion Group as of immediately after the Effective Time, with a policy period of at least six (6) years from and after the Effective Time, covering (i) current as of the Effective Time and former directors and officers of Cardinal Health, (ii) current as of the Effective Time and former directors and officers of the entities and business that are part of the CareFusion Group as of immediately after the Effective Time, (iii) current as of the Effective Time and former Cardinal Health employees for securities claims and (iv) Cardinal Health and its Affiliates and the entities and business that are part of the CareFusion Group as of immediately after the Effective Time and its Affiliates for securities claims. Such directors and officers liability run-off insurance policy shall be materially consistent with the directors and officers liability insurance policy currently maintained by Cardinal Health (except for the policy period and provisions excluding coverage for wrongful acts occurring after the Effective Time); provided, that Cardinal Health may substitute therefor policies with an insurer with a minimum A- VII A.M Best financial strength rating and with at least the same coverage, limits, retentions and containing terms and conditions which are, in the aggregate, no less advantageous to the covered directors, officers, employees and entities; provided, further, that Cardinal Health shall not be required to pay the one-time run-off premium in excess of one hundred fifty percent (150%) of the estimated run-off premium of two million dollars ($2,000,000).
          (j) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Cardinal Health Group in respect of any of the Cardinal Health insurance policies and programs or any other contract or policy of insurance.
     6.4 Allocation of Costs and Expenses. Subject to the allocation between the parties of certain specified costs and expenses pursuant to Schedule 6.4, Cardinal Health shall pay for all out-of-pocket fees, costs and expenses incurred by Cardinal Health or any of its Subsidiaries prior to the Effective Time in connection with the Transactions, including (i) the preparation and negotiation of this Agreement, each other Transaction Document (unless otherwise expressly provided therein), the Cardinal Health Credit Facility Amendment, each of the financing transactions described in the Information Statement as occurring on or prior to the Distribution Date, including any financing transactions to be entered into by CareFusion or any of its Subsidiaries, any valuation of Cardinal Health and/or CareFusion and all other documentation related to the Transactions and all related transactions, (ii) the preparation and execution or filing of any and all other documents, agreements, forms, applications, contracts or consents associated with the Transactions and all related transactions, (iii) the preparation and filing of CareFusion’s and its Subsidiaries’ organizational documents, (iv) the preparation, printing and filing of the Form 10 and Information Statement, including all fees and expenses of complying with applicable federal, state or foreign securities Laws and domestic or foreign securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (v) the private letter ruling from the IRS sought in connection with the Transactions, (vi) the initial listing of the CareFusion Common Stock on NYSE, (vii) the fees and expenses of Ernst & Young LLP incurred in connection with the Form 10 and the Information Statement (excluding core-audit fees and expenses of Ernst & Young LLP), and (viii) the fees and expenses of Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz incurred in connection with rendering the legal opinions of outside tax counsel contemplated by Section 3.2(c).
     6.5 Litigation; Cooperation.
          (a) As of the Effective Time, CareFusion shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time. “Assumed Actions” means those Actions (in which any member of the Cardinal Health Group or any Affiliate of a member of the Cardinal Health Group is a defendant or the party against whom the claim or investigation is directed) primarily relating to the CareFusion Business, including the Actions listed on Schedule 6.5(a).
          (b) Cardinal Health shall transfer the Transferred Actions to CareFusion, and CareFusion shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those Actions (in which any member of the Cardinal Health Group or any Affiliate of a member of the Cardinal Health Group is a plaintiff or claimant) primarily relating to the CareFusion Business, including the Actions listed on Schedule 6.5(b).
          (c) (i) Cardinal Health agrees that at all times from and after the Effective Time if a Third Party Claim (other than a Third Party Claim in respect of any Shared Liabilities, which shall be subject to Section 6.6) relating primarily to the Cardinal Health Business is commenced naming both Cardinal Health and CareFusion as defendants thereto, then Cardinal Health shall use its commercially reasonable efforts to cause CareFusion to be removed from such Third Party Claim; provided, that, if Cardinal Health is unable to cause CareFusion to be removed from such Third Party Claim, Cardinal Health and CareFusion shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.
               (ii) CareFusion agrees that at all times from and after the Effective Time if a Third Party Claim (other than a Third Party Claim in respect of any Shared Liabilities, which shall be subject to Section 6.6) relating primarily to the CareFusion Business is commenced naming both Cardinal Health and CareFusion as defendants thereto, then CareFusion shall use its commercially reasonable efforts to cause Cardinal Health to be removed from such Third Party Claim; provided, that, if CareFusion is unable to cause Cardinal Health to be removed from such Third Party Claim, Cardinal Health and CareFusion shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.
               (iii) Cardinal Health and CareFusion agree that at all times from and after the Effective Time if a Third Party Claim which does not relate primarily to the CareFusion Business or the Cardinal Health Business (other than a Third Party Claim in respect of any Shared Liabilities, which shall be subject to Section 6.6) is commenced naming both Cardinal Health (or any member of the Cardinal Health Group) and CareFusion (or any member of the CareFusion Group) as defendants thereto, then Cardinal Health and CareFusion shall cooperate fully with each other, maintain a joint defense (in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.
     6.6 Management of Shared Liabilities.
          (a) In respect of any Shared Liability where there is a Managing Party, the Managing Party shall, on behalf of the other party hereto, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Third Party Claims relating to such Shared Liability; provided, that the other party hereto shall have the right, at its own expense, to retain separate counsel and to participate in (but not control) the defense, compromise or settlement of the Third Party Claim. The Managing Party shall use its reasonable best efforts to promptly notify the other party hereto in the event that it assumes the defense of any Action with respect to such Shared Liability; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other party hereto against the Managing Party or affect any other provision of this Section 6.6. So long as the Managing Party has assumed, and is actively and diligently conducting, the defense of any Shared Liability, the other party hereto shall not consent to the entry of any judgment or enter into any settlement with respect to such Shared Liability without the prior written consent of the Managing Party (which consent shall not be unreasonably conditioned, delayed or withheld).
          (b) Notwithstanding Section 6.6(a), if the party which is not the Managing Party shall in good faith determine that there is an actual or potential conflict of interest if counsel for the Managing Party represented both of the parties, then the party which is not the Managing Party shall have the right to retain separate counsel and to participate in (but not control) the defense, compromise or settlement of the Third Party Claim, and the fees and expenses of such separate counsel shall be included in the calculation of the amount of the Shared Liability to be allocated to both of the parties based on their respective Applicable Percentage.
          (c) The Managing Party shall on a monthly basis or, if a material development occurs, as soon as reasonably practicable thereafter, fully inform the other party hereto of the status of and developments relating to any matter involving the applicable Shared Liability and provide copies of any material document, notices or other materials related to such matters. The party which is not the Managing Party shall cooperate fully with the Managing Party in its management of any of such Shared Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to relevant Information within such party’s possession or control and such party’s employees in accordance with the provisions of Article IV).
          (d) Neither of the parties hereto shall take, or permit any of its Subsidiaries to take, any action (including commencing any Action) or omit to take any action that may interfere with, or that may adversely affect, the rights and powers of the Managing Party pursuant to this Section 6.6.
          (e) In respect of any Shared Liability where there is no Managing Party, Cardinal Health and CareFusion shall cooperate fully with each other, maintain a joint defense (in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to any Third Party Claim in respect of such Shared Liability.

          (f) In the event of any Dispute as to whether any Liability (other than those Taxes governed by the Tax Matters Agreement) is a Shared Liability, the Managing Party may, but shall not be obligated to, assume the defense of the Third Party Claim pending resolution of such Dispute. In the event that the Managing Party assumes such defense and, upon resolution of the Dispute (pursuant to Article VII or otherwise), it is determined that such Liability is not a Shared Liability and that such Liability belongs to the other party hereto, pursuant to the provisions of this Agreement or any other Transaction Documents, the Managing Party shall have the right to cease the defense of such Third Party Claim and the other party hereto shall cooperate to transfer the control thereof to such other party. In such event, such other party hereto shall promptly reimburse the Managing Party for all out-of-pocket costs and expenses incurred to such date in connection with the defense of the Third Party Claim.
     6.7 Tax Matters. Cardinal Health and CareFusion shall enter into the Tax Matters Agreement on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to Taxes or other Tax matters are set forth in the Tax Matters Agreement, such Taxes and other Tax matters shall be governed exclusively by the Tax Matters Agreement and not by this Agreement.
     6.8 Employment Matters. Cardinal Health and CareFusion shall enter into the Employee Matters Agreement on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to employment matters are set forth in the Employee Matters Agreement, such employment matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement. Cardinal Health and CareFusion hereby agree to use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53.
     6.9 Intellectual Property Agreements. Cardinal Health and CareFusion shall enter into the Intellectual Property Agreements on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to Intellectual Property matters are set forth in the Intellectual Property Agreements, such Intellectual Property matters shall be governed exclusively by the Intellectual Property Agreements and not by this Agreement.
     6.10 Intercompany Agreements. Cardinal Health and CareFusion shall enter into the Intercompany Agreements on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to the subject matters contemplated by the Intercompany Agreements are set forth in the Intercompany Agreements, such subject matters shall be governed exclusively by the Intercompany Agreements and not by this Agreement.
ARTICLE VII
DISPUTE RESOLUTION
     7.1 General Provisions.

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the other Transaction Documents (other than the Transaction Documents set forth in Schedule 7.1), or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Transaction Document or in this Article VII below.
          (b) Commencing with a request contemplated by Section 7.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.
          (c) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO (I) SPECIAL DAMAGES, AS DEFINED HEREIN (PROVIDED, THAT LIABILITY FOR ANY SUCH SPECIAL DAMAGES, AS DEFINED HEREIN, WITH RESPECT TO THE FOLLOWING SHALL BE CONSIDERED DIRECT DAMAGES: (A) ANY THIRD PARTY CLAIM, AND (B) ANY LOSS (AS DEFINED IN SECTION III.E. OF THE TRANSITIONAL TRADEMARK LICENSE AGREEMENT) OF CARDINAL HEALTH AND CARDINAL HEALTH’S SUBSIDIARIES RELATING TO, ARISING OUT OF OR RESULTING FROM THE DEGRADATION OF ANY OF THE LICENSED MARKS (AS DEFINED IN THE TRANSITIONAL TRADEMARK LICENSE AGREEMENT) FOR WHICH CAREFUSION AND THE OTHER MEMBERS OF THE CAREFUSION GROUP ARE OBLIGATED TO INDEMNIFY CARDINAL HEALTH AND CARDINAL HEALTH’S SUBSIDIARIES UNDER SECTION III.E. OF THE TRANSITIONAL TRADEMARK LICENSE AGREEMENT), AND (II) TRIAL BY JURY.
          (d) The specific procedures set forth in this Article VII below, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.
          (e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending. The parties will take any necessary or appropriate action required to effectuate such tolling.
     7.2 Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation between executives who hold, at a minimum, the offices set forth on Schedule 7.2. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within fifteen (15) days (or, where the Dispute relates to the Transition Services Agreement or in the case of a Section III.C. Dispute, a Section III.D. Dispute or a Section V.B. Dispute (each as defined in the Transitional Trademark License Agreement) with respect to the Transitional Trademark License Agreement, five (5) days) after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 7.2. Such executives will meet in person or by teleconference or video conference within thirty (30) days (or, where the Dispute relates to the Transition Services Agreement or in the case of a Section III.C. Dispute, a Section III.D. Dispute or a Section V.B. Dispute with respect to the Transitional Trademark License Agreement, twenty-five (25) days) of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened by teleconference.
     7.3 Mediation. If a Dispute is not resolved by negotiation as provided in Section 7.2 within forty-five (45) days (or, where the Dispute relates to the Transition Services Agreement or in the case of a Section III.C. Dispute, a Section III.D. Dispute or a Section V.B. Dispute with respect to the Transitional Trademark License Agreement, thirty (30) days) from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect. Unless otherwise agreed to in writing, the parties shall (i) conduct the mediation in Cook County, Illinois, and (ii) select a mutually agreeable mediator from the CPR Panels of Distinguished Neutrals in the selected location. If the parties are unable to agree upon a mediator, the parties agree that CPR shall select a mediator from its panels consistent with its mediation rules. The parties shall agree to a mutually convenient date and time to conduct the mediation; provided, that the mediation must occur within thirty (30) days of the request unless a later date is agreed to by the parties in writing. Each party shall bear its own fees, costs and expenses and an equal share of the expenses of the mediation. Each party shall designate a business executive to have full and complete authority to resolve the Dispute and to represent its interests in the mediation, and each party may, in its sole discretion, include any number of other Representatives in the mediation process. At the commencement of the mediation, either party may request to submit a written mediation statement to the mediator.
     7.4 Arbitration.
          (a) In the event of any Dispute, either party may (i) pursuant to its rights under Section 8.11, submit a request for interim injunctive relief to the arbitral tribunal appointed pursuant to Section 7.4(b) (provided, that, if the tribunal shall not have been constituted, either party may seek interim relief either before a special arbitrator, as provided for in Rule 14 of the CPR Arbitration Rules, or before any court of competent jurisdiction) without first complying with the provisions of Sections 7.2 and 7.3 if, in the reasonable opinion of such party, such interim injunctive relief is necessary to preserve its rights pending resolution of the Dispute, and (ii) if such Dispute is not finally resolved pursuant to Sections 7.2 and 7.3, submit such Dispute to be finally resolved by binding arbitration, in each case, pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).
          (b) The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal will be composed of three (3) arbitrators. Each party shall appoint one (1) arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules and the third (3rd) arbitrator will be appointed by CPR from a list of eight (8) proposed neutrals submitted by the CPR. Each party may strike no more than three (3) neutrals from the list submitted by CPR.

          (c) If Cardinal Health demands arbitration, arbitration will take place in San Diego, California (or such other location where CareFusion is based and as it may select). If CareFusion demands arbitration, arbitration will take place in Columbus, Ohio (or such other location where Cardinal Health is based and as it may select). Along with the arbitrator(s) appointed, the parties will agree to a mutually convenient date and time to conduct the arbitration, but in no event will the hearing(s) be scheduled less than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing; provided, that, if injunctive or other interim relief contemplated by Section 7.4(d) below is requested, the hearing(s) will be expedited in accordance with any order entered by the court, tribunal or special arbitrator adjudicating that request.
          (d) The arbitral tribunal will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitral tribunal will not award any relief not specifically requested by the parties and, in any event, will not award Special Damages. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Sections 7.4(a) and 8.11, the tribunal may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.
          (e) The parties agree to be bound by the provisions of Rule 13 of the Federal Rules of Civil Procedure with respect to compulsory counterclaims (as the same may be amended from time to time); provided, that any such compulsory counterclaim shall be filed within thirty (30) days of the filing of the original claim.
          (f) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 7.4 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.
          (g) A party obtaining an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction. The final award in an arbitration pursuant to this Article VII shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.
          (h) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 7.4 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.
          (i) If a Dispute includes both arbitrable and nonarbitrable claims, counterclaims or defenses, the parties shall arbitrate all such arbitrable claims, counterclaims or defenses and shall concurrently litigate all such nonarbitrable claims, counterclaims or defenses.
          (j) The parties agree that any Dispute submitted to mediation and/or arbitration shall be governed by, and construed and interpreted in accordance with, Section 8.2 and, except as otherwise provided in this Article VII or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 7.4.
          (k) Each party shall bear (i) its own fees, costs and expenses and shall bear the fees, costs and expenses of the one (1) arbitrator it appointed and (ii) an equal share of other expenses of the arbitration, including the fees, costs and expenses of the third (3rd) arbitrator; provided, in the case of any Disputes relating to the parties’ rights and obligations with respect to indemnification under Article V, the prevailing party shall be entitled to reimbursement by the other party of its reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in connection with the arbitration.
ARTICLE VIII
MISCELLANEOUS
     8.1 Corporate Power. Cardinal Health represents on behalf of itself and on behalf of other members of the Cardinal Health Group, and CareFusion represents on behalf of itself and on behalf of other members of the CareFusion Group, as follows:
          (a) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and
          (b) this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
     8.2 Governing Law. This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.
     8.3 Survival of Covenants. Except as expressly set forth in any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect.
     8.4 Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other parties of the nature and extent of any such

Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
     8.5 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):
          If to Cardinal Health, to:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: General Counsel
Facsimile: (614) 652-5051
          with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff
                 Matthew Gilroy
Facsimile: (212) 310-8007
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David Katz
                 David Lam
Facsimile: (212) 403-2000
          if to CareFusion:
CareFusion Corporation
3750 Torrey View Court
San Diego, California 92130
Attention: Executive Vice President and General Counsel
Facsimile: (858) 617-2300

          with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff
                 Matthew Gilroy
Facsimile: (212) 310-8007
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David Katz
                 David Lam
Facsimile: (212) 403-2000
     8.6 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of Cardinal Health without the prior approval of any Person, including CareFusion. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.
     8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     8.8 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.
     8.9 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto, except that Cardinal Health may assign (i) any or all of its rights and obligations under this Agreement to any of its Affiliates and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of Cardinal Health; provided, however, that, in each case, no such assignment shall release Cardinal Health from any liability or obligation under this Agreement nor change any of the steps in the Plan of Reorganization. Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     8.10 Public Announcements. From and after the Effective Time, Cardinal Health and CareFusion shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the other Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
     8.11 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Employee Matters Agreement or any of the Intellectual Property Agreements, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, the Employee Matters Agreement or any of the Intellectual Property Agreements, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.
     8.12 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement. No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
     8.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) unless the context requires otherwise, references to “party” shall mean Cardinal Health or CareFusion, as appropriate, and references to “parties” shall mean Cardinal Health and CareFusion, (ix) provisions shall apply, when appropriate, to successive events and transactions, (x) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (xi) Cardinal Health and CareFusion have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xii) a reference to any Person includes such Person’s successors and permitted assigns.
     8.14 Counterparts. This Agreement may be executed in one (1) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

CARDINAL HEALTH, INC.
By:
	Name:	George S. Barrett
	Title:	Vice Chairman and Chief Executive Officer, Healthcare Supply Chain Services

CAREFUSION CORPORATION
By:
	Name:	David L. Schlotterbeck
	Title:	Chairman and Chief Executive Officer